EXHIBIT 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Advaxis, Inc. on Form S-8 File Nos. 333-130080, 333-193007, 333-197465, 333-204939, 333-210285, 333-217218, 333-222483, 333-223851, and 333-239469 of our report, dated February 14, 2022, with respect to our audits of the consolidated financial statements of Advaxis, Inc. as of October 31, 2021 and 2020 and for each of the two years in the period ended October 31, 2021, which report is included in this Annual Report on Form 10-K of Advaxis, Inc. for the year ended October 31, 2021.

/s/ Marcum llp

Marcum llp
New York, NY
February 14, 2022